News Release

BOARDWALK ANNOUNCES THIRD QUARTER 2013 RESULTS
AND ANNOUNCES QUARTERLY DISTRIBUTION OF $0.5325 PER UNIT

HOUSTON, October 28, 2013 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.5325 ($2.13 annualized) payable on November 14, 2013, to unitholders of record as of November 7, 2013.
The Partnership also announced its results for the third quarter and nine months ended September 30, 2013, which included the following items:

•
Operating revenues of $275.5 million for the quarter and $892.7 for the nine months ended September 30, 2013, a 2% and 4% increase from $270.6 million and $859.3 million in the comparable 2012 periods;

•
Net income attributable to controlling interests of $62.3 million for the quarter and $234.2 million for the nine months ended September 30, 2013, an 7% and 8% increase from $58.2 million and $215.9 million in the comparable 2012 periods;

•
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $171.9 million for the quarter and $559.1 million for the nine months ended September 30, 2013, a 6% increase from $162.0 million and $528.7 million.

•
Distributable cash flow of $116.6 million for the quarter and $420.2 million for the nine months ended September 30, 2013, a 17% and 18% increase from $99.7 million and $354.7 million in the comparable 2012 periods.

Compared with the third quarter of 2012, operating revenues increased $4.9 million, operating expenses increased $3.2 million and adjusted EBITDA increased $9.9 million in the third quarter of 2013, including the results of Boardwalk Louisiana Midstream, LLC, (Louisiana Midstream) which was acquired in October 2012. In addition to the impacts of Louisiana Midstream, the Partnership's operating revenues were partially offset by lower transportation revenues of $13.0 million primarily due to contract renewals and unfavorable market conditions. Parking and lending and storage revenues were lower by $2.9 million due to decreased parking opportunities from a reduction in the level of, and volatility in, natural gas price spreads between time periods. Operating costs and expenses were also impacted by a $12.5 million gain recognized on the sale of storage gas, which was sold as a result of a change in the storage gas needed to support no-notice services.
Operating results on a year-to-date basis were impacted by the revenue and expense factors discussed above. Additionally, for the nine month period ended September 30, 2013, operating costs were impacted by a $29.5 million gain recognized on the sale of storage gas.
Capital Program
Growth capital expenditures were $177.4 million and maintenance capital expenditures were $36.9 million for the nine months ended September 30, 2013.

Conference Call
The Partnership has scheduled a conference call for October 28, 2013, at 9:00 a.m. Eastern time to review the quarterly results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please access the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 703-6106 for callers in the U.S. or (857) 244-7305 for callers outside the U.S. The PIN number to access the call is 76857337.

Replay
An online replay will be available on the Boardwalk website immediately following the call.

Non-GAAP Financial Measures - Adjusted EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including Adjusted EBITDA and Distributable Cash Flow. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's Adjusted EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Net income attributable to controlling interests	$62.3	$58.2	$234.2	$215.9
Income taxes	—	0.1	0.3	0.4
Depreciation and amortization	68.7	60.4	202.8	184.8
Interest expense	41.0	43.5	122.2	128.0
Interest income	(0.1)	(0.2)	(0.4)	(0.4)
Adjusted EBITDA	171.9	162.0	559.1	528.7
Less:
Cash paid for interest, net of capitalized interest (1)	55.2	57.1	126.9	142.3
Maintenance capital expenditures	15.1	14.9	36.9	51.3
Add:
Proceeds from insurance recoveries and settlements (2)	—	5.0	—	9.2
Proceeds from sale of operating assets	27.4	3.2	48.6	5.6
Net (gain) loss on sale of operating assets	(13.0)	0.5	(29.2)	(3.1)
Asset impairment	—	1.1	1.2	8.2
Other (3)	0.6	(0.1)	4.3	(0.3)
Distributable Cash Flow, as reported	$116.6	$99.7	$420.2	$354.7

(1)
The three and nine months ended September 30, 2012, includes payments of $2.4 million and $9.2 million related to the early settlement of an interest rate swap and the settlement of a treasury rate lock.

(2)	Represents insurance recoveries associated with the Carthage compressor fire and a legal settlement. Excludes proceeds recognized in earnings.

(3)
The nine months ended September 30, 2013, includes ethylene inventory that was acquired through the acquisition of BLM that was subsequently sold. All periods presented include non-cash items such as the equity component of allowance for funds used during construction and equity in earnings of unconsolidated affiliates.

About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Boardwalk and its subsidiaries own and operate approximately 14,410 miles of natural gas and liquids pipelines and underground storage caverns with an aggregate working gas capacity of approximately 201 billion cubic feet and liquids capacity of approximately 18 million barrels. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 53% of Boardwalk's equity, excluding incentive distribution rights. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Revenues:
Transportation	$233.5	$241.2	$759.9	$773.7
Parking and lending	4.9	8.3	19.9	20.1
Storage	27.4	18.3	82.9	57.0
Other	9.7	2.8	30.0	8.5
Total operating revenues	275.5	270.6	892.7	859.3

Operating Costs and Expenses:
Fuel and transportation	18.5	18.2	68.6	51.9
Operation and maintenance	47.0	40.1	131.0	119.6
Administrative and general	29.1	25.7	89.4	85.1
Depreciation and amortization	68.7	60.4	202.8	184.8
Asset impairment	—	1.1	1.2	8.2
Net (gain) loss on sale of operating assets	(13.0)	0.5	(29.2)	(3.1)
Taxes other than income taxes	22.0	23.1	72.9	69.2
Total operating costs and expenses	172.3	169.1	536.7	515.7

Operating income	103.2	101.5	356.0	343.6

Other Deductions (Income):
Interest expense	41.0	41.5	122.2	122.0
Interest expense - affiliates	—	2.0	—	6.0
Interest income	(0.1)	(0.2)	(0.4)	(0.4)
Equity losses in unconsolidated affiliates	0.6	—	0.6	—
Miscellaneous other income, net	—	(0.1)	(0.2)	(0.3)
Total other deductions	41.5	43.2	122.2	127.3

Income before income taxes	61.7	58.3	233.8	216.3

Income taxes	—	0.1	0.3	0.4

Net Income	61.7	58.2	233.5	215.9
Net loss attributable to noncontrolling interests	(0.6)	—	(0.7)	—
Net income attributable to controlling interests	$62.3	$58.2	$234.2	$215.9

Net Income per Unit:
Basic net income per unit:
Common units	$0.27	$0.26	$0.96	$0.99
Class B units	$(0.32)	$(0.02)	$(0.11)	$0.21
Weighted-average number of units outstanding - basic:
Common units	220.4	192.6	213.5	186.8
Class B units	22.9	22.9	22.9	22.9
Diluted net income per unit:
Common units	$0.21	$0.26	$0.90	$0.99
Class B units	$—	$(0.02)	$0.19	$0.21
Weighted-average number of units outstanding - diluted:
Common units	243.2	192.6	221.2	186.8
Class B units	—	22.9	15.2	22.9
Cash distribution declared and paid to common units	$0.5325	$0.5325	$1.5975	$1.595
Cash distribution declared and paid to class B units	$0.30	$0.30	$0.90	$0.90

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

Basic net income per unit is calculated based on the weighted average number of units outstanding for the period. Diluted net income per unit is calculated assuming that the class B units converted on the date that they became convertible, or July 1, 2013.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing basic and diluted net income per unit for the three months ended September 30, 2013, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$61.7
Less: Net loss attributable to noncontrolling interests	(0.6)
Net income attributable to controlling interests	62.3
Declared distribution	141.9	$129.5	$—	$12.4
Assumed allocation of undistributed net loss - basic	(79.6)	(70.7)	(7.3)	(1.6)
Assumed allocation of net income attributable to limited partner unitholders and general partner - basic	$62.3	$58.8	$(7.3)	$10.8
Allocation for diluted earnings per unit		(7.3)	7.3
Assumed allocation of net income attributable to limited partner unitholders and general partner - diluted	$62.3	$51.5	$—	$10.8
Weighted-average units outstanding - basic		220.4	22.9
Weighted-average units outstanding - diluted		243.2	—
Net income per unit - basic		$0.27	$(0.32)
Net income per unit - diluted		$0.21	$—

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended September 30, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$58.2
Less: Net loss attributable to predecessor equity	(0.8)
Net income attributable to controlling interests	59.0
Declared distribution	128.2	$110.6	$6.8	$10.8
Assumed allocation of undistributed net loss	(69.2)	(60.6)	(7.2)	(1.4)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$59.0	$50.0	$(0.4)	$9.4
Weighted-average units outstanding		192.6	22.9
Net income per unit		$0.26	$(0.02)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing basic and diluted net income per unit for the nine months ended September 30, 2013, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$233.5
Less: Net loss attributable to noncontrolling interests	(0.7)
Net income attributable to controlling interests	234.2
Declared distribution	405.7	$357.5	$13.7	$34.5
Assumed allocation of undistributed net loss - basic	(171.5)	(151.9)	(16.2)	(3.4)
Assumed allocation of net income attributable to limited partner unitholders and general partner - basic	$234.2	$205.6	$(2.5)	$31.1
Allocation for diluted earnings per unit		(5.4)	5.4
Assumed allocation of net income attributable to limited partner unitholders and general partner - diluted	$234.2	$200.2	$2.9	$31.1
Weighted-average units outstanding - basic		213.5	22.9
Weighted-average units outstanding - diluted		221.2	15.2
Net income per unit - basic		$0.96	$(0.11)
Net income per unit - diluted		$0.90	$0.19

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the nine months ended September 30, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$215.9
Less: Net loss attributable to predecessor equity	(0.6)
Net income attributable to controlling interests	216.5
Declared distribution	364.8	$313.7	$20.6	$30.5
Assumed allocation of undistributed net loss	(148.3)	(129.5)	(15.8)	(3.0)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$216.5	$184.2	$4.8	$27.5
Weighted-average units outstanding		186.8	22.9
Net income per unit		$0.99	$0.21

SOURCE:    Boardwalk Pipeline Partners, LP

Contact:

Investor Contact:
Molly Ladd Whitaker
866-913-2122
molly.whitaker@bwpmlp.com

Media Contact:
Joe Hollier
713-479-8670
joe.hollier@bwpmlp.com